Execution Version
Certain identified information has been excluded from this exhibit because it is both not material and the type that the Registrant treats as private or confidential.

SECOND AMENDED AND RESTATED MODIFIED COINSURANCE AGREEMENT
(RETAIL FLOW ANNUITY BUSINESS)
between
ATHENE ANNUITY RE LTD.
and
ATHENE ANNUITY AND LIFE COMPANY
effective as of October 11, 2024
Treaty Number IARETAIL10112024

Combining and restating each of the following agreements:
Amended and Restated Modified Coinsurance Agreement (Treaty Number IANFSRILA-07012020), originally effective as of July 1, 2020

Coinsurance Agreement, originally effective as of
January 1, 2018
Retrocession Agreement (Treaty Number DENFS - 010118), originally effective as of January 1, 2018

TABLE OF CONTENTS
Section 1.01. Defined Terms    2
Section 1.02. Other Definitional Provisions    9
ARTICLE II COVERAGE    10
Section 2.01. Scope and Basis of Reinsurance    10
Section 2.02. Policy Changes    10
Section 2.03. Reinstatement of Surrendered Policies    10
Section 2.04. Misstatement of Fact    11
Section 2.05. Credited Rates and Non-Guaranteed Elements.    11
Section 2.06. Retention    11
Section 2.07. Conservation Program    12
Section 2.08. Recapture of Third Party Reinsurance Agreements    12
ARTICLE III PREMIUMS; ANNUITIZATION PAYMENTS    12
Section 3.01. Initial Premium    12
Section 3.02. Reinsurance Premiums    12
Section 3.03. Annuitization Payments    13
ARTICLE IV CEDING COMMISSION    13
Section 4.01. Ceding Commission    13
ARTICLE V POLICY EXPENSES    13
Section 5.01. Policy Expenses    13
Section 5.02. Issuance Expenses    13
Section 5.03. Risk Charge    13
ARTICLE VI GUARANTY FUND ASSESSMENTS    14
Section 6.01. Guaranty Fund Assessments    14
ARTICLE VII REINSURED LIABILITIES; CLAIMS    14
Section 7.01. Reinsured Liabilities    14
Section 7.02. Claims Settlement    14
ARTICLE VIII MODCO SUB-ACCOUNTS    14
Section 8.01. Modco Sub-Accounts    14
Section 8.02. Credit for Reinsurance    15
Section 8.03. Modco Sub-Account Expenses    16
Section 8.04. Substitutions    16
i

Section 8.05. Investment Management    17
ARTICLE IX REPORTING AND SETTLEMENTS    17
Section 9.01. Ceding Company Reporting    17
Section 9.02. Settlements    18
ARTICLE X HEDGING    19
Section 10.01. Acquisition of Hedges; Payments    19
Section 10.02. Hedging Standards    20
Section 10.03. Collateral Posting for Other Risk Hedges    20
ARTICLE XI ADMINISTRATION    20
Section 11.01. Policy Administration    20
Section 11.02. Record Keeping    21
ARTICLE XII TERM AND TERMINATION    21
Section 12.01. Duration of Agreement    21
Section 12.02. Termination    22
Section 12.03. Termination Payment    22
Section 12.04. Embedded Value Payment    23
Section 12.05. Survival    24
ARTICLE XIII RECAPTURE    24
Section 13.01. Recapture    24
ARTICLE XIV ERRORS AND OMISSIONS    24
Section 14.01. Errors and Omissions    24
ARTICLE XV DISPUTE RESOLUTION    25
Section 15.01. Negotiation    25
Section 15.02. Arbitration    25
ARTICLE XVI INSOLVENCY    27
Section 16.01. Insolvency    27
Section 16.02. Insolvency of the Ceding Company    27
ARTICLE XVII TAXES    28
Section 17.01. Taxes    28
Section 17.02. Premium Tax    28
ii

Section 17.03. DAC Tax Election    28
Section 17.04. Other Taxes    28
ARTICLE XVIII REPRESENTATIONS, WARRANTIES AND COVENANTS    28
Section 18.01. Representations and Warranties of the Ceding Company    28
Section 18.02. Covenants of the Ceding Company    29
Section 18.03. Representations and Warranties of the Reinsurer    30
Section 18.04. Covenants of the Reinsurer    31
ARTICLE XIX MISCELLANEOUS    31
Section 19.01. Currency    31
Section 19.02. Right of Setoff and Recoupment    31
Section 19.03. No Third-Party Beneficiaries    32
Section 19.04. Amendment    32
Section 19.05. Notices    32
Section 19.06. Consent to Jurisdiction    33
Section 19.07. Service of Process    33
Section 19.08. Inspection of Records    33
Section 19.09. Confidentiality    33
Section 19.10. Successors    34
Section 19.11. Entire Agreement    34
Section 19.12. Severability    35
Section 19.13. Construction    35
Section 19.14. Non-Waiver    35
Section 19.15. Further Assurances    35
Section 19.16. Governing Law    35
Section 19.17. Counterparts    35

Schedules
I.    Quota Share
II.    Policy Expenses [Information Omitted]
III.    Issuance Expenses [Information Omitted]

Exhibits
A.     Form of Quarterly Accounting Report [Information Omitted]

Attachments
Form of DAC Election Addendum

iii

SECOND AMENDED AND RESTATED MODIFIED COINSURANCE AGREEMENT
This SECOND AMENDED AND RESTATED MODIFIED COINSURANCE AGREEMENT (this “Agreement”), effective as of October 11, 2024 (the “Second A&R Date”), is made by and between ATHENE ANNUITY AND LIFE COMPANY, an insurance company organized under the laws of the State of Iowa (the “Ceding Company”), and ATHENE ANNUITY RE LTD., a reinsurance company organized under the laws of Bermuda (the “Reinsurer”).
WITNESSETH:
WHEREAS, the Ceding Company and the Reinsurer previously entered into that certain Amended and Restated Modified Coinsurance Agreement (Treaty Number IANFSRILA-07012020), effective as of July 1, 2020 (as amended, restated or otherwise supplemented from time to time, the “Original A&R Agreement”), pursuant to which the Ceding Company cedes, and the Reinsurer reinsures, on a modified coinsurance basis, a specified quota share of the liabilities under certain deferred annuity contracts the Index-Linked Deferred Annuity Policies (as defined below) issued by the Ceding Company;
WHEREAS, the Ceding Company and Athene Annuity & Life Assurance Company (now known as Athene Annuity and Life Company) (“AADE”) previously entered into that certain Coinsurance Agreement, effective as of January 1, 2018 (as amended, restated or otherwise supplemented from time to time, the “2018 Annuity Agreement”), pursuant to which the Ceding Company ceded, and AADE reinsured, on a coinsurance basis, a specified quota share of the liabilities under certain deferred and immediate annuity contracts;
WHEREAS, AADE and the Reinsurer previously entered into that certain Retrocession Agreement (Treaty Number DENFS - 010118), effective as of January 1, 2018 (as amended, restated or otherwise supplemented from time to time, the “2018 Annuity Retrocession Agreement”), pursuant to which AADE cedes, and the Reinsurer reinsures, on a modified coinsurance basis, a specified quota share of the liabilities under certain deferred and immediate annuity contracts;
WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated December 20, 2023, AADE merged with and into the Ceding Company, effective October 11, 2024 (the “Merger”).
WHEREAS, in connection with the Merger, the Ceding Company and the Reinsurer desire to amend and restate and combine into a single agreement each of the Original A&R Agreement, the 2018 Annuity Agreement and the 2018 Annuity Retrocession Agreement.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Ceding Company and the Reinsurer hereby agree as follows:

ARTICLE I

GENERAL PROVISIONS
Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“2018 Annuity Agreement” shall have the meaning specified in the Recitals hereto.
“2018 Annuity Retrocession Agreement” shall have the meaning specified in the Recitals hereto.
“Accounting Period” shall have the meaning specified in Section 9.01(a).
“Accounting Report” shall have the meaning specified in Section 9.01(a).
“Action” shall mean any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.
“ACRA Retail Agreement” means that certain Modified Coinsurance Agreement (ACRA Retail Business), dated as of January 1, 2022, between the Ceding Company and the Reinsurer, which relates to risks that are ultimately retroceded by the Reinsurer to Athene Co-Invest Reinsurance Affiliate 1B Ltd.
“ACRA 2 Retail Agreement” means that certain Modified Coinsurance Agreement (Retail Business – ACRA 2), dated as of January 1, 2023, between the Ceding Company and the Reinsurer, which relates to risks that are ultimately retroceded by the Reinsurer to Athene Co-Invest Reinsurance Affiliate 2B Ltd.
“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person; provided, that “control” (including, with correlative meanings, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Agreement” shall have the meaning specified in the Preamble hereto.
“Ascent Pro Policies” shall mean all “Ascent Pro” annuity contracts (including any amendments, riders or endorsements attached thereto), whether issued prior to, on or after the Original Effective Date.
“Asset Valuation Reserve” shall mean the aggregate asset valuation reserve associated with the assets maintained in each Modco Sub-Account, whether created prior to, on or after the Second A&R Date, determined in accordance with SAP.

“Assigned Hedge Costs Amounts” shall mean, with respect to each Hedge, an amount equal to the Assigned Hedge Interest Proportion of the gross actual direct acquisition costs, if any, paid by the Ceding Company for such Hedge. For the avoidance of doubt, the Assigned Hedge Costs Amount shall be determined without regard to any netting of amounts between the Ceding Company and the relevant Hedge Counterparty.
“Assigned Hedge Interest Proportion” shall have the meaning specified in Section 10.01(a).
“Authorized Representative” shall have the meaning specified in Section 16.01(a)(i).
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions are authorized or required by Law to close in Des Moines, Iowa or Hamilton, Bermuda.
“Catalina Retail Agreement” means that certain Modified Coinsurance Agreement (Retail Business – Catalina), dated as of January 21, 2024 and effective as of January 1, 2024, between the Ceding Company and the Reinsurer, which relates to risks that are ultimately retroceded by the Reinsurer to Catalina Re Archdale Life Insurance Company Ltd.
“Ceding Company” shall have the meaning specified in the Preamble hereto.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collateral Posting Transaction Costs” shall have the meaning specified in Section 10.03(a).
“DAC Election Addendum” shall have the meaning specified in Section 17.03.
“Designated Reinsured Policies” shall have the meaning specified in Section 2.05(b).
“Excluded Liabilities” shall mean (a) Extra-Contractual Obligations, (b) any liabilities other than Reinsured Liabilities and (c) any ex gratia payments made by the Ceding Company (i.e., payments the Ceding Company is not required to make under the terms of the Reinsured Policies).
“Experience Account Balance” shall have the meaning specified in the Hannover Life Re Treaty.
“Extra-Contractual Obligations” shall mean any liabilities or obligations not arising under the express terms and conditions of, or in excess of the applicable policy limits of, the Reinsured Policies, including liabilities or obligations for fines, penalties, taxes, fees, forfeitures, compensatory damages, and punitive, special, treble, bad faith, tort, exemplary or other forms of extra-contractual damages awarded against or paid by the Ceding Company, which liabilities or obligations arise from any act, error or omission committed by the Ceding Company, whether or not intentional, negligent, in bad faith or otherwise relating to (a) the form, marketing, sale, underwriting, production, issuance, cancellation or administration of the Reinsured Policies,

(b) the investigation, defense, trial, settlement or handling of claims, benefits or payments under the Reinsured Policies, (c) the failure to pay, the delay in payment, or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Policies, or (d) the failure of the Reinsured Policies to qualify for their intended tax status.
“First A&R Date” shall mean July 1, 2020.
“Fixed Spread Business” shall mean the fixed annuity contracts and life insurance policies that are identified in Schedule I of that certain Modified Coinsurance Agreement (Fixed Spread Business), effective as of the Original Effective Date, between the Ceding Company and the Reinsurer, which fixed annuity contracts and life insurance policies are being reinsured by the Ceding Company to the Reinsurer pursuant thereto.
“GA Modco Sub-Account” shall have the meaning specified in Section 8.01(a).
“General Account” shall mean the general account of the Ceding Company.
“Governmental Authority” shall mean any federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body, including any applicable department of insurance.
“Guaranty Fund Assessment” shall mean an assessment or similar charge arising on account of or in connection with participation, whether voluntary or involuntary, in any guaranty association or comparable entity established or governed by any state or other jurisdiction.
“Hannover Life Re” means Hannover Life Reassurance Company of America.
“Hannover Life Re Treaty” means that certain Indemnity Reinsurance Agreement by and between the Ceding Company and Hannover Life Re, effective October 1, 2016.
“Hedge” and “Hedges” shall have the meanings specified in Section 10.01(a).
(i)“Hedge Counterparty” shall mean, with respect to each Hedge, the counterparty of the Ceding Company with respect to such Hedge.
“Hedge Settlement Amount” means, with respect to each Accounting Period, an amount equal to (a) the Quota Share of any amounts paid or payable by the relevant Hedge Counterparties during such Accounting Period in accordance with the provisions of the relevant Hedges, including upon an early exercise of a Hedge by the Ceding Company, without regard to any termination of any such Hedge other than a termination by the Ceding Company resulting from the insolvency of such Hedge Counterparty; provided, that (i) if any such Hedge Counterparty fails to make any such payments because it is insolvent, then the applicable amount paid shall be an amount equal to the gross amount actually received by the Ceding Company with respect to such Hedge during such Accounting Period and (ii) any such amount shall not be less than zero (0), minus (b) the Quota Share of any settlement amounts paid or payable by the

Ceding Company during such Accounting Period in accordance with the provisions of the relevant Hedges, in each case, determined without regard to the netting of amounts between the Ceding Company and the relevant Hedge Counterparty.
“Index-Linked Deferred Annuity Policies” shall mean all single purchase payment index-linked deferred annuity contracts registered with the Securities and Exchange Commission and issued by the Ceding Company prior to, on or after the Second A&R Date (including any amendments, riders or endorsements attached thereto).
“Index Risk Hedges” shall have the meaning specified in Section 10.01(a).
“Initial Premium” shall have the meaning specified in Section 3.01.
“Interest Maintenance Reserve” shall mean the interest maintenance reserve attributable to the Reinsured Liabilities, whether created prior to, on or after the Second A&R Date, determined in accordance with SAP, consisting of the after-tax unamortized deferred gains and losses in respect of the assets maintained in the Modco Sub-Accounts.
“Investment Management Agreement” shall have the meaning specified in Section 8.05.
“Investment Manager” shall have the meaning specified in Section 8.05.
“Issuance Expenses” shall have the meaning specified in Section 5.02.
“Law” shall mean any domestic or foreign federal, state or local statute, law, ordinance, code or common law or any rules, regulations, administrative interpretations, or orders issued by any Governmental Authority pursuant to any of the foregoing, and any order, writ, injunction, directive, administrative interpretation, judgment or decree applicable to a Person or such Person’s business, properties, assets, officers, directors, employees or agents.
“Loss Carry Forward Payment” shall have the meaning specified in the Hannover Life Re Treaty.
“Makewhole Payment” shall have the meaning specified in the Hannover Life Re Treaty.
“Merger” shall have the meaning specified in the Recitals hereto.
“Modco Adjustment” shall mean, for each Modco Sub-Account as of any date of determination, an amount equal to (a) the Modified Coinsurance Reserves attributable to such Modco Sub-Account as of such date, plus (b) the applicable Quota Share of the Experience Account Balance to the extent relating to the Reinsured Policies, minus (c) the Statutory Carrying Value of the assets maintained in such Modco Sub-Account as of such date, plus (d) the amount of cash withdrawn from such Modco Sub-Account pursuant to Section 10.03(b) in order to satisfy collateral posting requirements with respect to any Other Risk Hedges.
“Modco Assets” shall have the meaning specified in Section 3.01.

“Modco Sub-Account” shall have the meaning specified in Section 8.01(a).
“Modco Sub-Account Expenses” shall have the meaning specified in Section 8.03(a).
“Modified Coinsurance Reserves” shall mean an amount equal to (a) the applicable Quota Share of the Statutory Reserves, plus (b) the Interest Maintenance Reserve.
“Net Settlement Amount” shall have the meaning specified in Section 9.02(b).
“Non-Payment Event” shall have the meaning specified in Section 12.02(b).
“Non-Public Personal Information” shall have the meaning specified in Section 19.09(b).
“Original A&R Agreement” shall have the meaning specified in the Recitals hereto.
“Original Agreements” shall mean the 2018 Annuity Agreement, the 2018 Annuity Retrocession Agreement and the Original A&R Agreement.
“Original Effective Date” shall mean in respect of the Index-Linked Deferred Annuity Policies, July 1, 2019, and in respect of all other Reinsured Policies, January 1, 2018.
“Other Risk Hedges” shall have the meaning specified in Section 10.01(a).
“Other Treaties” shall mean any other reinsurance treaty entered into between the Ceding Company and the Reinsurer, including, without limitation, that certain Modified Coinsurance Agreement (Fixed Spread Business) between the Ceding Company and the Reinsurer, effective as of the Original Effective Date.
“Permits” shall have the meaning specified in Section 18.01(d).
“Permitted Assets” shall mean cash, any asset qualifying as an admitted asset of the Ceding Company under the applicable Laws of the State of Iowa, and any other form of security acceptable to the Commissioner of the Iowa Insurance Division; provided, however, that assets maintained in the Separate Accounts shall also be permissible under the applicable Plan of Operations.
“Person” shall mean and include an individual, a corporation, a partnership, an association, a trust, an unincorporated organization or a government or political subdivision thereof.
“Plan of Operations” shall mean the plan of operations for each separate account comprising the Separate Account.
“Policy Expenses” shall have the meaning specified in Section 5.01.
“Premium Tax” shall have the meaning specified in Section 17.02.
“Proprietary Information” shall have the meaning specified in Section 19.09(a).

“Quarterly Accounting Period” shall have the meaning specified in Section 9.01(a).
“Quarterly Accounting Report” shall have the meaning specified in Section 9.01(a).
“Quota Share” shall mean, with respect to each Reinsured Policy, the quota share percentage listed in the table set forth in Schedule I attached hereto under the “Policy Plan Classification” heading applicable to such Reinsured Policy.
“Receiver” shall have the meaning specified in Section 12.03(a).
“Reinsurance Premiums” shall mean the applicable Quota Share of the sum of (a) the gross premiums with respect to the Reinsured Policies, plus (b) any fees with respect to any riders comprising the Reinsured Policies, plus (c) any other payments, collections and recoveries that relate to the Reinsured Policies (including any ceding commission received from Third Party Reinsurers), in each case, received by the Ceding Company on or following the Original Effective Date and net of any premium and risk charges paid to Third Party Reinsurers or otherwise taken into account in calculating the net settlement amount pursuant to any Third Party Reinsurance Agreements.
“Reinsured Liabilities” shall mean the applicable Quota Share of (a) the liabilities of the Ceding Company that relate to partial surrenders, full surrenders, death claims, annuitizations and other contractual benefits under the Reinsured Policies (including all liabilities under the terms of any riders comprising the Reinsured Policies and all annuity payments under Supplementary Contracts), (b) any Makewhole Payment paid by the Ceding Company to Hannover Life Re upon a recapture under the Hannover Life Re Treaty, net of any such liabilities ceded to Third Party Reinsurers and net of applicable surrender charges and market value adjustments, if any, and (c) any Loss Carry Forward Payment paid by the Ceding Company under the Hannover Life Re Treaty, net of any such liabilities ceded to Third Party Reinsurers and net of applicable surrender charges and market value adjustments, if any; provided, that in no case shall “Reinsured Liabilities” include any Excluded Liabilities.
“Reinsured Policies” shall mean (a) all deferred and immediate annuity contracts (including any amendments, riders or endorsements attached thereto, and Supplementary Contracts, structured settlements, the Ascent Pro Policies and the Index-Linked Deferred Annuity Policies) issued by the Ceding Company at any time prior to, on or following the Original Effective Date and (b) all annuity contracts ceded pursuant to the 2018 Annuity Agreement, other than (with respect to both (a) and (b)) any (i) fixed annuity contracts included in the Fixed Spread Business, (ii) single-premium non-participating group fixed annuity contracts issued pursuant toa pension risk transfer transaction entered into by the Ceding Company or (iii) private placement and other variable annuity contracts.
“Reinsured Policies Report” shall have the meaning specified in Section 9.01(b).
“Reinsurer” shall have the meaning specified in the Preamble hereto.
“Reinsurer’s Recommended NGEs” shall have the meaning specified in Section 2.05(a).

“Remaining Embedded Value” shall mean the present value of (a) projected future Reinsurance Premiums, plus (b) projected future investment cash flows on the Modified Coinsurance Reserves, determined based on the asset portfolio comprising each Modco Sub-Account as of the date as of which the calculation is made, plus or minus, as applicable, (c) projected future Hedge Settlement Amounts (or the absolute value thereof, as applicable), minus (d) projected future Reinsured Liabilities, minus (e) projected future Assigned Hedge Cost Amounts, minus (f) projected future Policy Expenses, each determined (i) from the date as of which the calculation is made to the date on which no Reinsured Policy is projected to be outstanding, (ii) based on the Reinsured Policies in force as of the Termination Effective Date, (iii) based on (A) with respect to all Reinsured Policies written on or prior to the Original Effective Date, pricing assumptions and policy decrements for the Reinsured Policies and Reinsured Liabilities as used by the Reinsurer on the Original Effective Date and (B) with respect to all Reinsured Policies written after the Original Effective Date, pricing assumptions and policy decrements for the Reinsured Policies and Reinsured Liabilities as used by the Ceding Company in connection with its annual cash flow testing as of the end of the calendar year immediately preceding the year in which the Termination Effective Date occurs, and (iv) based on a discount rate equal to the average ten (10)-year Treasury rate during the two (2)-year period ending on the Termination Effective Date (rounded to the nearest one-fourth percent (0.25%)) plus 600 basis points, provided that the discount rate shall in no event be less than eight percent (8%) or greater than fourteen percent (14%); provided, however, that the Remaining Embedded Value shall in no event be less than zero (0).
“Remaining Embedded Value Report” shall have the meaning specified in Section 12.04(a).
“Risk Charge” shall have the meaning specified in Section 5.03.
“SA Modco Sub-Account” shall have the meaning specified in Section 8.01(a).
“SAP” shall mean the statutory accounting principles and practices prescribed or permitted for Iowa life insurance companies by the Iowa Insurance Division.
“Second A&R Date” shall have the meaning specified in the Preamble hereto.
“Separate Accounts” shall mean the insulated separate accounts established by the Ceding Company to support the Ceding Company’s payment obligations with respect to the Index-Linked Deferred Annuity Policies.
“Statutory Carrying Value” shall mean, with respect to any assets maintained by the Ceding Company in the Modco Sub-Accounts, as of the relevant date of determination, the amount permitted to be carried by the Ceding Company as an admitted asset consistent with SAP.
“Statutory Reserves” shall mean the net statutory reserves in respect of the Reinsured Policies (for the avoidance of doubt, determined after giving effect to the reinsurance provided under the Third Party Reinsurance Agreements), which shall be calculated in good faith on a seriatim basis by the Ceding Company in accordance with SAP; provided, however, that “Statutory Reserves” shall not include any (a) Asset Valuation Reserve, (b) Interest Maintenance Reserve or (c) any other reserve not directly attributable to specific Reinsured Policies. For the avoidance of doubt, “Statutory Reserves” shall not include any cash flow testing reserves.
“Supplementary Contracts” shall mean all supplementary contracts, whether with or without life contingencies, issued by the Ceding Company in exchange for a Reinsured Policy.
“Terminal Accounting Report” shall have the meaning specified in Section 12.03(a).
“Termination Effective Date” shall have the meaning specified in Section 12.03(a).
“Third Party Reinsurance Agreements” means (a) all reinsurance agreements by and between the Ceding Company and any Third Party Reinsurers, whether entered into prior to, on or after the Second A&R Date, (b) the ACRA Retail Agreement, (c) the ACRA 2 Retail Agreement and (d) the Catalina Retail Agreement.
“Third Party Reinsurers” means all reinsurers who are not the Reinsurer to which any liabilities of the Ceding Company under the Reinsured Policies are ceded, including, but not limited to, Hannover Life Re and Structured Annuity Reinsurance Company.
“Treasury Regulations” shall mean all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time.
Section 1.02. Other Definitional Provisions.
(a)For purposes of this Agreement, the words “hereof”, “herein”, “hereby” and other words of similar import refer to this Agreement as a whole, including all Schedules and Exhibits to this Agreement, unless otherwise indicated.
(b)Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.
(c)The term “including” means “including but not limited to”.
(d)Whenever used in this Agreement, the masculine gender shall include the feminine and neutral genders and vice versa.
(e)The Schedules and Exhibits hereto are hereby incorporated by reference into the body of this Agreement.
(f)All references herein to Articles, Sections, Subsections, Paragraphs, Exhibits and Schedules shall be deemed references to Articles and Sections and Subsections and Paragraphs of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.
(g)All terms defined in this Agreement shall have the defined meaning when used in any Schedule, Exhibit, certificate, report or other documents attached hereto or made or delivered pursuant hereto unless otherwise defined therein.

ARTICLE II

COVERAGE
Section 2.01. Scope and Basis of Reinsurance.
(a)The Original A&R Agreement was effective as of 12:00:01 A.M. on July 1, 2020. The 2018 Annuity Agreement was effective as of 12:00:01 A.M. on January 1, 2018. The 2018 Annuity Retrocession Agreement was effective as of 12:00:01 A.M. on January 1, 2018. This Agreement shall be effective as of 12:00:01 A.M. on the Second A&R Date. Effective as of such time, the Original Agreements are hereby amended and restated in their entirety and combined into this Agreement.
(b)This Agreement is an agreement for modified coinsurance made solely between the Ceding Company and the Reinsurer.
(c)Subject to the terms, conditions and limits of this Agreement (including the exclusion from coverage of Excluded Liabilities), the Ceding Company shall automatically cede and the Reinsurer shall automatically reinsure, on a modified coinsurance basis, the Reinsured Liabilities net of any liabilities ceded under Third Party Reinsurance Agreements.
(d)Subject to the terms, conditions and limits of this Agreement (including the exclusion from coverage of Excluded Liabilities), the Reinsurer shall follow the fortunes of the Ceding Company, and to that end the Reinsurer’s liability for the Reinsured Policies shall be identical to that of the Ceding Company and shall be subject to the same risks, terms, conditions, interpretations, waivers, modifications, alterations and cancellations to which the Ceding Company is subject with respect to the Reinsured Policies, subject in each case to the Ceding Company’s duty to adhere to its obligations pursuant to Article XI.
(e)Notwithstanding anything to the contrary herein, the Reinsurer shall not be liable for any Excluded Liabilities.
Section 2.02. Policy Changes.
(a)The Ceding Company will not, without the prior written consent (which consent may be given by e-mail) of the Reinsurer (such consent not to be unreasonably withheld), terminate, amend, modify or waive any provision or provisions of the Reinsured Policies or the Plan of Operations which are material to the business reinsured under this Agreement.
(b)Any such terminations, amendments, modifications or waivers made without the prior written consent of the Reinsurer shall be disregarded for purposes of this Agreement, and the reinsurance with respect to the affected policy will continue as if such termination, amendment, modification or waiver had not been made.
Section 2.03. Reinstatement of Surrendered Policies. If a Reinsured Policy that has been surrendered is reinstated according to its terms and the Ceding Company’s reinstatement policies, the Reinsurer will, upon notification, automatically reinstate the reinsurance with respect to such Reinsured Policy; provided, that, to the extent that the reinstatement of such Reinsured Policy requires payment of premiums in arrears or reimbursement of claims paid, the Ceding Company shall pay to the Reinsurer all Reinsurance Premiums in arrears and the Reinsured Liabilities paid on such Reinsured Policy.

Section 2.04. Misstatement of Fact. In the event of a change in the amount payable under a Reinsured Policy due to a misstatement of fact, the Reinsurer’s liability with respect to such Reinsured Policy will change proportionately. The Reinsured Policy will be rewritten from commencement on the basis of the adjusted amounts using premiums and such other terms based on the correct facts, and the proper adjustment for the difference in Reinsurance Premiums, without interest, will be made.
Section 2.05. Credited Rates and Non-Guaranteed Elements.
(a)The Ceding Company will be responsible for establishing contractual guarantees, initial and renewal credited interest rates and other pricing and non-guaranteed elements of the Reinsured Policies; provided, that the Reinsurer shall be permitted to make recommendations to the Ceding Company with respect thereto; provided, further, that such recommendations comply with applicable Law and the terms of the Reinsured Policies (the “Reinsurer’s Recommended NGEs”). The Ceding Company shall consider such Reinsurer’s Recommended NGEs and act reasonably and in good faith in determining whether such Reinsurer’s Recommended NGEs should be accepted, and if so accepted, the Ceding Company shall not unreasonably delay the implementation of any such Reinsurer’s Recommended NGEs. The Ceding Company shall promptly notify the Reinsurer of any failure to accept any Reinsurer’s Recommended NGEs. The parties hereto agree that any Reinsurer’s Recommended NGEs shall apply prospectively and thus are only recommended with respect to Reinsured Policies to be issued or renewed following such recommendation.
(b)In the event that the Ceding Company establishes credited rates with respect to any Reinsured Policies at rates that exceed the credited rates applicable to such Reinsured Policies under the Reinsurer’s Recommended NGEs (any such Reinsured Policies, the “Designated Reinsured Policies”), provided that the Reinsurer’s Recommended NGEs comply with applicable Law and the terms of the Reinsured Policies, the component of the Policy Expenses set forth in item “B” of Schedule II shall be adjusted so that the fee described therein applicable solely with respect to such Designated Reinsured Policies shall be reduced by the amount by which, and only for the period during which, the credited rates established by the Ceding Company for the Designated Reinsured Policies exceed the corresponding rates included in the Reinsurer’s Recommended NGEs. If the Ceding Company establishes credited rates for the Designated Reinsured Policies that exceed the rates as set forth in the Reinsurer’s Recommended NGEs plus (i) prior to January 1, 2024, forty (40) basis points or (ii) on or after January 1, 2024, thirty (30) basis points, then the component of the Policy Expenses set forth in item “B” of Schedule II with respect to such Designated Reinsured Policies shall be zero (0) for the period during which such credited rates established by the Ceding Company are in effect.
Section 2.06. Retention. The Ceding Company shall retain, net and unreinsured, at its own risk and liability, twenty percent (20%) of the liabilities with respect to each of the Reinsured Policies (determined after giving effect to the reinsurance provided under the Third Party Reinsurance Agreements); provided, however, that if the applicable Quota Share with respect to any of the Reinsured Policies exceeds eighty percent (80%), then the Ceding Company shall retain, net and unreinsured, at its own risk and liability, all of the liabilities with respect to such Reinsured Policies that are not reinsured by the Reinsurer hereunder, if any. The Ceding Company shall not transfer, assign, convey, reinsure or otherwise dispose of its share of the liabilities with respect to the Reinsured Policies (determined after giving effect to the reinsurance provided under the Third Party Reinsurance Agreements) without the prior written consent (which consent may be given by e-mail) of the Reinsurer; provided, however, that the Ceding Company may reinsure any or all of such retention to any of its Affiliates if (a) such Affiliate is contractually required to retain such amounts at its own risk and liability without the benefit of reinsurance and (b) the Ceding Company or such Affiliate continues to provide all claims management and administration services with respect to such policies retained by such Affiliate in accordance with Article XI.
Section 2.07. Conservation Program. The Ceding Company and the Reinsurer agree to pursue in good faith the implementation of a conservation program with respect to the Reinsured Policies.
Section 2.08. Recapture of Third Party Reinsurance Agreements. The Reinsurer shall be permitted to make recommendations to the Ceding Company with respect to the recapture of all or a portion of any liabilities of any Third Party Reinsurance Agreement, and the Ceding Company shall consider any such recommendations in good faith. In the event that the Ceding Company exercises its recapture rights with respect to any Third Party Reinsurance Agreement, on the effective date of such recapture, the Ceding Company shall deposit into the applicable Modco Sub-Account Permitted Assets with a Statutory Carrying Value, as of the effective date of such recapture, equal to the Quota Share of any recapture payment and other amounts received from the applicable Third Party Reinsurer in connection with such recapture.
(a)
ARTICLE III

PREMIUMS; ANNUITIZATION PAYMENTS
Section 3.01. Initial Premium. The initial premium payable in connection with the amendment and restatement of the Original A&R Agreement shall be an amount equal to the applicable Quota Share of the Modified Coinsurance Reserves with respect to the Reinsured Policies associated with the 2018 Annuity Agreement (the “Initial Premium”). The Ceding Company shall satisfy its obligation to pay the Initial Premium by depositing assets with a Statutory Carrying Value equal to the Initial Premium into the GA Modco Sub-Account as part of the payment of the Net Settlement Amount for the Accounting Period in which the Second A&R Date falls in accordance with Section 9.02. The payment of the Initial Premium is a condition precedent to the liability of the Reinsurer under this Agreement.
Section 3.02. Reinsurance Premiums. The payment of the Reinsurance Premiums is a condition precedent to the liability of the Reinsurer under this Agreement. The Ceding Company shall pay to the Reinsurer the Reinsurance Premiums, which Reinsurance Premiums shall be payable in accordance with Section 9.02.
Section 3.03. Annuitization Payments. Within five (5) Business Days following the receipt by the Ceding Company of any Annuitization Payment (as defined in the ACRA Retail Agreement, the ACRA 2 Retail Agreement or the Catalina Retail Agreement, as applicable), the Ceding Company shall pay to the Reinsurer an amount equal to the applicable Quota Share of such Annuitization Payment. Within five (5) Business Days following the receipt by the Ceding Company of the Recapture Payment (as defined in the Recapture Amendment), the Ceding Company shall pay to the Reinsurer an amount equal to the applicable Quota Share of such Recapture Payment.
ARTICLE IV

CEDING COMMISSION
Section 4.01. Ceding Commission. Neither the Reinsurer nor the Ceding Company shall be required to pay a ceding commission hereunder.

ARTICLE V

POLICY EXPENSES
Section 5.01. Policy Expenses. On a quarterly basis, the Reinsurer shall pay the Ceding Company an administrative expense fee (“Policy Expenses”) to cover the cost of providing all administrative and other services necessary or appropriate in connection with the administration of the Reinsured Policies and the Reinsured Liabilities in an amount calculated in accordance with Schedule II attached hereto, which schedule may be modified, supplemented or amended from time to time upon the mutual written agreement of the parties, subject to the prior approval (or non-disapproval) of the Iowa Insurance Division. The Policy Expenses shall be payable by the Reinsurer to the Ceding Company in accordance with Section 9.02.
Section 5.02. Issuance Expenses. The Reinsurer shall pay to the Ceding Company an expense allowance related to the issuance and renewal of the Reinsured Policies (the “Issuance Expenses”) in an amount calculated in accordance with Schedule III attached hereto, which schedule may be modified, supplemented or amended from time to time upon the mutual written agreement of the parties, subject to the prior approval (or non-disapproval) of the Iowa Insurance Division. The Issuance Expenses shall be payable by the Reinsurer to the Ceding Company in accordance with Section 9.02.
Section 5.03. Risk Charge. On a quarterly basis, with respect to each Index-Linked Deferred Annuity Policy, the Ceding Company shall be permitted in accordance with the applicable Plan of Operations to withdraw from the applicable Separate Account a risk charge fee in an amount equal to (a) thirty (30) basis points per annum multiplied by (b) the Statutory Reserves in respect of the applicable Index-Linked Deferred Annuity Policies (the “Risk Charge”). Each Risk Charge shall be withdrawn by the Ceding Company from the applicable Separate Account on a quarterly basis; provided, that the Quota Share of each Risk Charge may be withdrawn from the applicable Separate Account and transferred to the Reinsurer.
ARTICLE VI

GUARANTY FUND ASSESSMENTS
Section 6.01. Guaranty Fund Assessments. The Reinsurer shall reimburse the Ceding Company for any Guaranty Fund Assessments paid by the Ceding Company with respect to any Reinsurance Premiums received by the Ceding Company following the Second A&R Date in accordance with Section 9.02. To the extent there is any recovery of Guaranty Fund Assessments paid by the Reinsurer, the Ceding Company shall promptly pay the applicable share of such recovery to the Reinsurer.
ARTICLE VII

REINSURED LIABILITIES; CLAIMS
Section 7.01. Reinsured Liabilities. The Reinsurer shall pay to the Ceding Company, in accordance with Section 9.02, the Reinsured Liabilities paid by the Ceding Company. For the avoidance of doubt, the Reinsurer shall not be liable hereunder for any Excluded Liabilities or any claims for benefits under the Reinsured Policies that are not Reinsured Liabilities.
Section 7.02. Claims Settlement. The Ceding Company shall be responsible for the settlement of claims with respect to the Reinsured Liabilities in accordance with Article XI, applicable Law and the terms and conditions of the Reinsured Policies.

ARTICLE VIII

MODCO SUB-ACCOUNTS
Section 8.01. Modco Sub-Accounts.
(a)On and as of the First A&R Date, the Ceding Company established, and from and after such date has maintained, modified coinsurance sub-accounts (each, a “Modco Sub-Account”) with respect to each Separate Account (each, a “SA Modco Sub-Account”) and with respect to the General Account reserves maintained by the Ceding Company in respect of the Reinsured Policies (the “GA Modco Sub-Account”). Each SA Modco Sub-Account will consist of a Quota Share allocation of the assets maintained by the Ceding Company in the applicable Separate Account and a Quota Share allocation of the fair market value of the Hedges with respect to the Index-Linked Deferred Annuity Policies. The Modco Sub-Accounts and the assets maintained therein will be owned and maintained by the Ceding Company. The assets maintained in the Modco Sub-Accounts shall be invested in and consist only of Permitted Assets and, in the case of the assets maintained in the SA Modco Sub-Accounts, in accordance with the applicable Plan of Operations. The assets maintained in the Modco Sub-Accounts shall be valued, for the purposes of this Agreement, according to their Statutory Carrying Value. In accordance with SAP, the Ceding Company elects to cede all capital gains and losses in respect of the assets maintained in the Modco Sub-Accounts, in each case, on a gross basis.
(b)The amount of the Modified Coinsurance Reserves will be determined for each Accounting Period by the Ceding Company in accordance with SAP consistently applied as of the last day of such period and shall be set forth in each applicable Accounting Report.
(c)The Ceding Company and the Reinsurer agree that any Interest Maintenance Reserve required to be maintained shall be ceded to the Reinsurer and held in the applicable Modco Sub-Account.
(d)The Ceding Company and the Reinsurer agree that the Reinsurer shall have no right, title or interest of any kind in any assets maintained in the Separate Accounts by virtue of the reinsurance provided pursuant to this Agreement.
(e)The Ceding Company shall not use the assets maintained in the SA Modco Sub-Accounts, except in accordance with the terms of the applicable Index-Linked Deferred Annuity Policies and the applicable Plan of Operations.
(f)If the ACRA Retail Agreement is terminated and the liabilities ceded thereunder are recaptured by the Ceding Company for any reason, within three (3) Business Days following the payment contemplated by Section 12.03 of the ACRA Retail Agreement, the Ceding Company shall deposit into the applicable Modco Sub-Account an amount equal to the “Modified Coinsurance Reserves” (as defined in the ACRA Retail Agreement) as of such date of deposit.
(g)If the ACRA 2 Retail Agreement or the Catalina Retail Agreement is terminated and the liabilities ceded thereunder are recaptured by the Ceding Company for any reason, within three (3) Business Days following the payment contemplated by Section 12.03 of the ACRA 2 Retail Agreement or the Catalina Retail Agreement, as applicable, the Ceding Company shall deposit into the applicable Modco Sub-Account an amount equal to the “Modified Coinsurance Reserves” (as defined in the ACRA 2 Retail Agreement and the Catalina Retail Agreement, as applicable) as of such date of deposit.
Section 8.02. Credit for Reinsurance.

(a)The Ceding Company shall own the Modco Sub-Accounts and the assets maintained therein, and the Reinsurer will not be required to provide reserve credit in respect of the Reinsured Liabilities ceded hereunder on a modified coinsurance basis.
(b)If the Ceding Company is required to modify or change its reserving methodology as a result of a change in Law and such change results in an increase in the Statutory Reserves hereunder, then the Ceding Company shall notify the Reinsurer in writing of such change in Law within fifteen (15) Business Days thereafter. With the written consent of the Ceding Company, which consent may not be unreasonably withheld, the Reinsurer may elect to support its Quota Share of the increase in the Statutory Reserves with an alternative reinsurance structure that results in the Ceding Company receiving statutory credit for the reinsurance provided by the Reinsurer with respect to such increase in Statutory Reserves, including a reinsurance structure involving a letter of credit. Upon receipt of such written consent, the Ceding Company and the Reinsurer shall work together in good faith to implement such alternative reinsurance structure. The Ceding Company and the Reinsurer shall reasonably cooperate in any amendment of this Agreement required in connection therewith. For the avoidance of doubt, if the Reinsurer fails to make the election described in this Section 8.02, then the Reinsurer shall be responsible for the full amount of any positive Modco Adjustment in accordance with the terms of Section 9.02(d).
Section 8.03. Modco Sub-Account Expenses.
(a)The Ceding Company may withdraw assets from the applicable Modco Sub-Account with a fair market value equal to the amount of, or the Ceding Company shall otherwise be reimbursed by the Reinsurer for, the following reasonable and documented out-of-pocket expenses: (i) investment management expenses associated with investments in the applicable Modco Sub-Account incurred by the Ceding Company; (ii) legal expenses associated with investments in the applicable Modco Sub-Account incurred by the Ceding Company; and (iii) any other expenses incurred by the Ceding Company that are reasonably related to the management or administration of the applicable Modco Sub-Account, including expenses relating to the submission of securities to the Securities Valuation Office of the National Association of Insurance Commissioners (the “Modco Sub-Account Expenses”).
(b)The Ceding Company shall provide to the Reinsurer (i) upon the Reinsurer’s request, copies of any documentation related to the Modco Sub-Account Expenses and (ii) written notice in the event the aggregate amount of the Modco Sub-Account Expenses (excluding any investment management fees incurred by the Ceding Company) exceeds $150,000 for any Quarterly Accounting Period.
Section 8.04. Substitutions.
(a)Upon the request of the Reinsurer and, with respect to the applicable SA Modco Sub-Account, subject to the terms of the applicable Plan of Operations (including, if applicable, the prior consent of the Iowa Insurance Division), the Ceding Company may, in its discretion, withdraw Permitted Assets held in any Modco Sub-Account and transfer such withdrawn Permitted Assets to the Reinsurer; provided, that the Reinsurer shall, at the time of such withdrawal by the Ceding Company, transfer to the Ceding Company (for deposit into the applicable Modco Sub-Account) other Permitted Assets having a fair market value at least equal to the fair market value of the withdrawn Permitted Assets.
(b)Subject to the prior approval of the Reinsurer and, with respect to the applicable SA Modco Sub-Account, subject to the terms of the applicable Plan of Operations (including, if applicable, the prior consent of the Iowa Insurance Division), the Ceding Company may substitute Permitted Assets held in any Modco Sub-Account with (i) other Permitted Assets of the Ceding Company (other than Permitted Assets of the Ceding Company held in any modified coinsurance accounts created pursuant to Other Treaties) having an aggregate fair market value at least equal to the aggregate fair market value of the Permitted Assets so substituted and (ii) other Permitted Assets of the Ceding Company held in any modified coinsurance accounts created pursuant to Other Treaties having a Statutory Carrying Value at least equal to the Statutory Carrying Value of the Permitted Assets so substituted.
Section 8.05. Investment Management. Pursuant to an investment management agreement (the “Investment Management Agreement”), Apollo Insurance Solutions Group LP, a Delaware limited partnership, has been appointed as investment manager to provide investment management services with respect to the assets of the Ceding Company, including the assets held in the Modco Sub-Accounts (the “Investment Manager”). The Ceding Company shall not amend, modify or change the terms of the Investment Management Agreement or remove or replace the Investment Manager without the prior written consent (which consent may be given by e-mail) of the Reinsurer. In the event that the Investment Manager is removed or resigns, the Ceding Company shall appoint a replacement investment manager as consented to by the Reinsurer in writing. The replacement investment manager shall accept its appointment by entering into an investment management agreement in a form acceptable to the Ceding Company and the Reinsurer, and substantially similar to the Investment Management Agreement.
ARTICLE IX

REPORTING AND SETTLEMENTS
Section 9.01. Ceding Company Reporting.
(a)Within twenty (20) Business Days following the end of each calendar quarter, the Ceding Company shall deliver to the Reinsurer an accounting report (a “Quarterly Accounting Report” or “Accounting Report”) substantially in the form set forth in Exhibit A for the immediately preceding calendar quarter (a “Quarterly Accounting Period” or “Accounting Period”). The parties shall from time to time update Exhibit A as necessary to appropriately effectuate the terms and conditions of this Agreement and to ensure the accounting and settlements made hereunder are correctly computed.
(b)Upon request, the Ceding Company shall deliver to the Reinsurer (i) a report of the Reinsured Policies (a “Reinsured Policies Report”) in a form mutually agreed upon by the Ceding Company and Reinsurer and seriatim information with respect to each of the Reinsured Policies, which shall be redacted such that it does not include Non-Public Personal Information, and (ii) a report of the assets maintained in the Modco Sub-Accounts and an investment accounting report which shall include holdings, book value roll forward and income reports, in each case, on a CUSIP level.
(c)Within ten (10) Business Days following the end of each Quarterly Accounting Period and any Termination Effective Date, the Ceding Company shall deliver to the Reinsurer a report setting forth (i) the Statutory Reserves, (ii) the Interest Maintenance Reserve with respect to the assets maintained in each Modco Sub-Account, (iii) the Asset Valuation Reserve with respect to the assets maintained in each Modco Sub-Account and (iv) the account value roll-forward information with respect to the applicable Reinsured Policies, in each case, as of the end of such Quarterly Accounting Period or Termination Effective Date, as applicable.
(d)Within ten (10) Business Days following the end of each Accounting Period, the Ceding Company shall deliver to the Reinsurer a report of the Hedges and the effectiveness thereof in a form mutually agreed upon by the Ceding Company and the Reinsurer.

(e)Upon request, the Ceding Company will promptly provide the Reinsurer with any additional information related to the Reinsured Policies which the Reinsurer requires in order to complete its financial statements.
(f)The Ceding Company shall provide the Reinsurer with copies of all accounting and settlement reports and other material notices provided by the Ceding Company or the applicable Third Party Reinsurer under any Third Party Reinsurance Agreement promptly following its delivery or receipt of, as the case may be, any such report or notice.
(g)The Ceding Company acknowledges that timely and correct compliance with the reporting requirements of this Agreement are a material element of the Ceding Company’s responsibilities hereunder and an important basis of the Reinsurer’s ability to reinsure the risks hereunder. Consistent and material non-compliance with reporting requirements, including extended delays, will constitute a material breach of the terms of this Agreement.
Section 9.02. Settlements.
(a)The Ceding Company shall be permitted to effectuate (i) the payment of any Reinsurance Premiums due to the Reinsurer by depositing Permitted Assets with an aggregate fair market value equal to such Reinsurance Premiums, net of any Issuance Expenses then due, into the applicable Modco Sub-Account and (ii) the payment of any Reinsured Liabilities by withdrawing assets with an aggregate fair market value equal to such Reinsured Liabilities from the applicable Modco Sub-Account. Each such deposit and withdrawal shall be reflected in the Accounting Report for the applicable Accounting Period.
(b)The net balance payable under this Agreement for each Quarterly Accounting Period (as set forth in the applicable Quarterly Accounting Report, the “Net Settlement Amount”) shall be calculated on a separate basis for each Modco Sub-Account and shall be payable as follows:
(i)if the Net Settlement Amount for such Modco Sub-Account indicated in a Quarterly Accounting Report is positive, the Ceding Company shall deposit Permitted Assets with an aggregate fair market value equal to such positive amount into such Modco Sub-Account within eight (8) Business Days following the delivery of such Quarterly Accounting Report to the Reinsurer; or
(ii)if the Net Settlement Amount for such Modco Sub-Account indicated in a Quarterly Accounting Report is negative, the Ceding Company shall withdraw assets with an aggregate fair market value equal to the absolute value of such negative amount from such Modco Sub-Account within eight (8) Business Days following the delivery of such Quarterly Accounting Report to the Reinsurer; provided, that if the absolute value of such negative Net Settlement Amount is greater than the aggregate fair market value of the assets held in such Modco Sub-Account as of the last day of the relevant Quarterly Accounting Period, then the Reinsurer shall pay in immediately available funds the amount of such difference to the Ceding Company no later than eight (8) Business Days after the receipt by the Reinsurer of the applicable Quarterly Accounting Report.
(c)In addition to the settlement set forth in Section 9.02(b), upon the mutual determination of the Ceding Company and the Reinsurer, an interim settlement amount may be calculated by the Ceding Company and provided to the Reinsurer. The net amount due with respect to any such interim settlement amount shall be paid by the Reinsurer to the Ceding Company or by the Ceding Company to the Reinsurer, as applicable, and shall be reflected in the applicable Accounting Report for the applicable Accounting Period.

(d)The Modco Adjustment payable under this Agreement for each Quarterly Accounting Period shall be calculated on a separate basis for each Modco Sub-Account and shall be payable as follows:
(i)if the Modco Adjustment for such Modco Sub-Account is positive, the Reinsurer shall deposit Permitted Assets with an aggregate fair market value equal to such positive amount into such Modco Sub-Account no later than eight (8) Business Days after the receipt by the Reinsurer of the applicable Quarterly Accounting Report; or
(ii)if the Modco Adjustment for such Modco Sub-Account is negative, on the date of delivery of the applicable Quarterly Accounting Report, the Ceding Company shall withdraw assets with an aggregate Statutory Carrying Value equal to the absolute value of such negative amount from such Modco Sub-Account and pay the absolute value of such negative amount to the Reinsurer.
(e)Except as otherwise set forth herein, any amount due under this Agreement shall be paid by wire transfer of immediately available funds, or in kind with assets with an aggregate fair market value equal to the required payment amount, in each case, to the account or accounts designated by the recipient.
(f)For all purposes of this Agreement, the fair market value of any assets shall be determined by the Ceding Company in accordance with its then-current asset valuation methodologies.
ARTICLE X

HEDGING
Section 10.01. Acquisition of Hedges; Payments.
(a)The Ceding Company (i) shall purchase derivatives in connection with the Reinsured Policies, primarily in the form of equity index call options and futures, to hedge the index risk associated with the Reinsured Policies (the “Index Risk Hedges”), and (ii) may purchase derivatives in connection with the Reinsured Policies to hedge certain other risks associated with the Reinsured Policies (the “Other Risk Hedges”, each Index Risk Hedge and Other Risk Hedge, a “Hedge” and, collectively, the “Hedges”). The Ceding Company shall assign to the Reinsurer (i) a fractional interest in the gross proceeds in respect of the Index Risk Hedges in an amount sufficient to hedge the Quota Share of the index risk associated with the Reinsured Policies; and (ii) the Quota Share of the gross proceeds in respect of any Other Risk Hedges (the portion of each Hedge that is assigned to the Reinsurer pursuant to (i) and (ii), the “Assigned Hedge Interest Proportion”). Such assignment shall occur automatically, without further action on the part of either party to this Agreement, upon the purchase by the Ceding Company of any Hedge. The Reinsurer shall allocate the Assigned Hedge Interest Proportion of the Statutory Carrying Value of the Hedges to the Modco Account and such portion of the Hedges shall constitute assets allocated to the Modco Account.
(b)Any Hedge Settlement Amount and any Assigned Hedge Costs Amounts with respect to Hedges purchased in connection with the Reinsured Policies, and (i) the Quota Share of the fair market value of the Hedges, with respect to the Index-Linked Deferred Annuity Policies and (ii) the Quota Share of the Statutory Carrying Value of the Hedges, with respect to all other Reinsured Policies, shall be attributed to the applicable Modco Sub-Account and reflected in the Accounting Report for the applicable Accounting Period. If the Hedge Settlement Amount reflected in any Accounting Report is positive, then the Ceding Company shall pay to the Reinsurer such Hedge Settlement Amount, and if the Hedge Settlement Amount

reflected in any Accounting Report is negative, then the Reinsurer shall pay to the Ceding Company the absolute value of such Hedge Settlement Amount, in each case, in accordance with Section 9.02. The Reinsurer shall pay to the Ceding Company any Assigned Hedge Costs Amounts in accordance with Section 9.02.
Section 10.02. Hedging Standards. The Ceding Company shall use reasonable care in its hedging activities with respect to the Reinsured Policies, and such activities shall (a) be conducted in good faith, (b) conform with Law and (c) be no less favorable to the Reinsurer, the Reinsured Policies and the Reinsured Liabilities than the hedging activities used by the Ceding Company with respect to its risks under annuity contracts issued by the Ceding Company that are not Reinsured Liabilities.
Section 10.03. Collateral Posting for Other Risk Hedges.
(a)The Reinsurer shall be responsible for a Quota Share of any transaction costs and expenses incurred by the Ceding Company in each Accounting Period associated with the satisfaction of collateral posting requirements with respect to any Other Risk Hedges (“Collateral Posting Transaction Costs”), which obligation shall be payable in accordance with Section 9.02 as part of the Net Settlement Amount calculation for such Accounting Period. For the avoidance of doubt, the Collateral Posting Transaction Costs shall not include the Assigned Hedge Costs Amounts. The Ceding Company shall provide to the Reinsurer (i) upon the Reinsurer’s request, copies of any documentation related to the Collateral Posting Transaction Costs and (ii) written notice in the event that the aggregate amount of the Collateral Posting Transaction Costs exceeds $100,000 for any Accounting Period.
(b)The Ceding Company shall be permitted to withdraw cash from the Modco Sub-Accounts to the extent necessary for the purposes of satisfying collateral posting requirements with respect to any Other Risk Hedges the terms of which allow for the posting of cash collateral.
ARTICLE XI

ADMINISTRATION
Section 11.01. Policy Administration. The Ceding Company or its designees shall provide all required, necessary and appropriate claims, administrative and other services, including reporting under Article IX, with respect to the Reinsured Policies, the Separate Accounts and the Hedges. The Ceding Company shall use, or shall ensure that its designee uses, reasonable care in its underwriting, administration and claims practices with respect to the Reinsured Policies and the Hedges and in administering and performing its duties under this Agreement and such practices, administration and performance shall (a) be consistent with the Ceding Company’s or such designee’s existing practices, administration and performance, (b) conform with Law and the terms of the Reinsured Policies and, if applicable, the Plan of Operations, (c) not be fraudulent and (d) be no less favorable to the Reinsured Policies than those used by the Ceding Company or such designee with respect to other policies of the Ceding Company not reinsured by the Reinsurer. The Ceding Company shall be permitted to subcontract with a third party administrator for the performance of any or all of the claims, administrative and other services with respect to the Reinsured Policies and the Hedges; provided, however, that (i) no subcontracting by the Ceding Company shall relieve the Ceding Company of any of its obligations or liabilities hereunder, (ii) the Ceding Company shall be responsible for all costs and expenses relating to any conversion of the administration of the Reinsured Policies to a third party administrator and (iii) except as set forth in Schedule II attached hereto, the Ceding Company shall be responsible for all costs and expenses relating to any such subcontracting following any such conversion.

Section 11.02. Record Keeping.
(a)The Ceding Company or its designees shall maintain all records and correspondence for services performed by the Ceding Company or its designees hereunder relating to the Reinsured Policies in accordance with industry standards of insurance record keeping. In addition, such records shall be made available for examination, audit and inspection by the department of insurance of any State within whose jurisdiction the Ceding Company or the Reinsurer operates. The Ceding Company and the Reinsurer further agree that in the event of the termination of this Agreement, any such records in the possession of the Reinsurer shall promptly be duplicated and forwarded to the Ceding Company unless otherwise instructed.
(b)The Ceding Company shall establish and maintain an adequate system of internal controls and procedures for financial reporting relating to the Reinsured Policies and the Separate Accounts, including associated documentation and shall make such documentation available for examination and inspection by the Reinsurer. All reports provided by the Ceding Company pursuant to Article IX shall be prepared in accordance with such system and procedures and shall be consistent with the Ceding Company’s books and records.
ARTICLE XII

TERM AND TERMINATION
Section 12.01. Duration of Agreement. Subject to Section 12.02, this Agreement shall expire when the Ceding Company has no further liability under any of the Reinsured Policies. In the event this Agreement is terminated, the Ceding Company shall promptly notify the Iowa Insurance Division of such termination.
Section 12.02. Termination.
(a)Termination by Reinsurer. The Reinsurer may, in its sole discretion, terminate this Agreement as to the reinsurance of all or any (determined on a product-by-product basis) new policies by providing thirty (30) calendar days’ prior written notice to the Ceding Company. All then-in-force Reinsured Policies subject to such termination will remain Reinsured Policies until the expiration thereof. During the thirty (30) calendar day notification period, the Ceding Company will continue to cede and the Reinsurer will continue to accept any such policies covered under the terms of this Agreement.
(b)Termination for Non-Payment or Other Material Breach. Either party may terminate this Agreement as to all Reinsured Policies if (i) the other party fails to pay any amounts due under this Agreement within thirty (30) calendar days following written notice of non-payment from the non-defaulting party (a “Non-Payment Event”); provided, that reinsurance that is terminated due to non-payment by the Ceding Company may be reinstated by the Ceding Company, subject to the Reinsurer’s approval, within sixty (60) calendar days of the date of termination, and upon payment of all amounts in arrears; provided, further, that the Reinsurer shall have no liability for the payment of any Reinsured Liabilities that are incurred between the date of termination and the date of the reinstatement of the reinsurance; or (ii) the other party otherwise materially breaches this Agreement and fails to cure such material breach within thirty (30) calendar days following written notice thereof from the non-breaching party.
(c)Termination for Insolvency of Reinsurer. The Ceding Company may terminate this Agreement as to all Reinsured Policies in the event that the Reinsurer becomes insolvent (as set forth in Article XVI) by promptly providing the Reinsurer or its Authorized Representative with written notice of termination, to be effective as of the date on which the Reinsurer’s insolvency is established by the authority responsible for such determination. Any requirement for a notification period prior to the termination of this Agreement shall not apply under such circumstances.
Section 12.03. Termination Payment.
(a)In the event that this Agreement is terminated as to all Reinsured Policies (including, without limitation, if this Agreement is rejected by any liquidator, receiver, rehabilitator, trustee or similar Person acting on behalf of the Ceding Company (a “Receiver”) or upon a Recapture in whole as described in Article XIII), a net accounting and settlement as to any balance due under this Agreement in respect of each Modco Sub-Account will be undertaken by the Ceding Company in accordance with Article IX, which calculations shall be as of the date that the liability of the Reinsurer hereunder is terminated (the “Termination Effective Date”). No later than ten (10) Business Days following the Termination Effective Date, the Ceding Company shall deliver to the Reinsurer a final Accounting Report, a report setting forth the Statutory Reserves attributed to each Modco Sub-Account, the Interest Maintenance Reserve with respect to the assets maintained in each Modco Sub-Account and the Asset Valuation Reserve with respect to the assets maintained in each Modco Sub-Account and seriatim information with respect to the Reinsured Policies, in each case, as of the Termination Effective Date, and a report setting forth the pricing assumptions and policy decrements for the Reinsured Policies and Reinsured Liabilities as used by the Ceding Company in connection with its annual cash flow testing as of the end of the calendar year immediately preceding the year in which the Termination Effective Date occurs, including a copy of any applicable cash flow testing models, and any other information reasonably required by the Reinsurer to calculate the Remaining Embedded Value as of the Termination Effective Date (collectively, the “Terminal Accounting Report”), and the Net Settlement Amounts and Modco Adjustments set forth in such Terminal Accounting Report shall be paid in accordance with Section 9.02. In addition, on the date of delivery of the Terminal Accounting Report, the Reinsurer shall pay to the Ceding Company any amounts owed by the Reinsurer to Ceding Company under this Agreement as of the Termination Effective Date, and the Ceding Company shall pay the Reinsurer any amounts owed by the Ceding Company to the Reinsurer under this Agreement as of the Termination Effective Date.
(b)The Reinsurer’s right to terminate the reinsurance provided hereunder will not prejudice its right to collect premiums for the period during which such reinsurance was in force, through and including any notice period.
Section 12.04. Embedded Value Payment.
(a)If this Agreement is terminated by the Reinsurer as to all Reinsured Policies pursuant to Section 12.02(b) or is rejected by a Receiver, then the Reinsurer shall prepare and deliver to the Ceding Company, no later than thirty (30) calendar days following the date on which the Reinsurer receives the Terminal Accounting Report, a written report (the “Remaining Embedded Value Report”) setting forth the Reinsurer’s good faith calculation of the Remaining Embedded Value as of the Termination Effective Date. The Ceding Company shall provide the Reinsurer with such access to information as is reasonably necessary to enable the Reinsurer to calculate the Remaining Embedded Value.
(b)The Ceding Company shall have twenty (20) Business Days following the delivery of the Remaining Embedded Value Report to review and audit the Remaining Embedded Value Report and the Reinsurer’s calculation of the Remaining Embedded Value, and the Reinsurer shall provide the Ceding Company with such access to information as is reasonably necessary in connection therewith. Upon or prior to the expiration of such twenty (20) Business Day period, the Ceding Company shall notify the Reinsurer in writing if it disagrees with the Reinsurer’s calculation of the Remaining Embedded Value. During the ten (10) Business Days immediately following the delivery of such notice of disagreement, the

Ceding Company and the Reinsurer will seek in good faith to resolve any disputes as to such calculation. Notwithstanding Article XV, any and all disputes as to the Remaining Embedded Value Report and the calculation of the Remaining Embedded Value that have not been resolved during such ten (10) Business Day period shall be submitted to an independent actuarial firm reasonably agreed to by each of the Ceding Company and the Reinsurer for review and determination. The parties shall instruct the independent actuarial firm to render its decision as to the appropriate calculation of the Remaining Embedded Value within thirty (30) calendar days after the submission of the matter for its review (or as soon thereafter as reasonably possible). The parties shall provide the independent actuarial firm with such access to information as is reasonably necessary to enable the independent actuarial firm to perform the duties specified in this Section 12.04(b). The independent actuarial firm’s review of the Remaining Embedded Value Report and the calculation of the Remaining Embedded Value shall be limited to a determination of whether such report and calculation were prepared in accordance with this Agreement. The independent actuarial firm’s decision shall be final and binding upon each of the Ceding Company and the Reinsurer. All fees and expenses relating to the work performed by the independent actuarial firm pursuant to this Section 12.04(b) shall be shared equally between the Ceding Company and the Reinsurer.
(c)Within five (5) Business Days following the final determination of the Remaining Embedded Value in accordance with Section 12.04(b), the Ceding Company shall pay to the Reinsurer an amount equal to the Remaining Embedded Value, plus an amount of interest (determined on a 30/360 basis using a rate equal to six percent (6%) per annum) from the Termination Effective Date to the date on which the Remaining Embedded Value is paid pursuant to this Section 12.04(c).
(d)Each of the Ceding Company and the Reinsurer shall maintain all pricing models and other books and records reasonably necessary for the calculation of the Remaining Embedded Value until such time that the Remaining Embedded Value is paid in accordance with Section 12.04(c).
Section 12.05. Survival. All provisions of this Agreement will survive any termination of this Agreement to the extent necessary to carry out its purpose.
ARTICLE XIII

RECAPTURE
Section 13.01. Recapture. Subject to Section 12.02, the Reinsured Policies may be recaptured in whole or in part (each, a “Recapture”) only with the prior written consent of the Reinsurer (which consent may be given by e-mail) and the Iowa Insurance Division, and this Agreement may only be commuted with the prior written consent of the Iowa Insurance Division. Upon any such Recapture in part, a net accounting and settlement as to any balance due under this Agreement with respect to the recaptured Reinsured Policies will be undertaken by the Ceding Company and will be set forth in the applicable Accounting Report for the Accounting Period in which the Recapture occurs. Upon any such Recapture in whole, a net accounting and settlement will occur in accordance with Section 12.03 and Article IX.
ARTICLE XIV

ERRORS AND OMISSIONS
Section 14.01. Errors and Omissions. Any unintentional or accidental failure to comply with the terms of this Agreement which can be shown to be the result of an oversight or clerical error relating to the administration of reinsurance by either party will not constitute a breach of this Agreement. Upon discovery, the error will be promptly corrected so that both parties are restored to the position they would have occupied had the oversight or clerical error not occurred. Should it not be possible to restore both parties to this position, the party responsible for the oversight or clerical error will be responsible for any resulting liabilities and expenses.
ARTICLE XV

DISPUTE RESOLUTION
Section 15.01. Negotiation.
(a)Within fifteen (15) calendar days after the Reinsurer or the Ceding Company has given the other party written notification of a specific dispute arising out of or relating to this Agreement, each party will appoint a designated officer of its company to attempt to resolve such dispute. The officers will meet at a mutually agreeable location as soon as reasonably possible and as often as reasonably necessary in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the matter in dispute and will negotiate in good faith without the necessity of formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers.
(b)If the officers cannot resolve the dispute within thirty (30) calendar days of their first meeting, the dispute will be submitted to formal arbitration pursuant to Section 15.02, unless the parties agree in writing to extend the negotiation period for an additional thirty (30) calendar days.
Section 15.02. Arbitration.
(a)It is the intention of the Reinsurer and the Ceding Company that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all matters with the utmost good faith. However, if the Reinsurer and the Ceding Company cannot mutually resolve a dispute that arises out of or relates to this Agreement, including, without limitation, the validity of this Agreement, and the dispute cannot be resolved through the negotiation process, then, except as otherwise set forth in Section 12.04, the dispute will be finally settled by arbitration in accordance with the provisions of this Section 15.02.
(b)To initiate arbitration, either the Ceding Company or the Reinsurer will notify the other party by certified mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought.
(c)Any arbitration pursuant to this Section 15.02 will be conducted before a panel of three (3) arbitrators who will be current or former officers of life insurance or life reinsurance companies other than the parties to this Agreement, their Affiliates or subsidiaries, or other professionals with experience in life insurance or reinsurance; provided, that such professionals shall not have performed services for either party within the previous five (5) years. Each of the arbitrators will be familiar with the prevailing customs and practices for reinsurance in the life insurance and life reinsurance industry in the United States. Each of the parties will appoint one arbitrator and the two (2) so appointed will select the third arbitrator who shall be independent and impartial. If either party refuses or fails to appoint an arbitrator within sixty (60) calendar days after the other party has given written notice to such party of its arbitrator appointment, the party that has given notice may appoint the second arbitrator. If the two (2)

arbitrators do not agree on a third arbitrator within thirty (30) calendar days of the appointment of the second arbitrator, then the third arbitrator shall be selected by the ARIAS-U.S. Umpire Selection Procedure (available at www.ARIAS-US.org), subject to the arbitrator qualification requirements of this paragraph.
(d)Each arbitration hearing under this Agreement will be held on the date set by the arbitrators at a mutually agreed upon location. In no event will this date be later than six (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish arbitration procedures as warranted by the facts and issues of the particular case. Notwithstanding Section 19.16, the arbitration and this Section 15.02 shall be governed by Title 9 (Arbitration) of the United States Code.
(e)The arbitrators will base their decision on the terms and conditions of this Agreement and the customs and practices of the insurance and reinsurance industries rather than on strict interpretation of the Law. The decision of the arbitrators will be made by majority rule and will be final and binding on both parties, unless (i) the decision was procured by corruption, fraud or other undue means; (ii) there was evident partiality by an arbitrator or corruption in any of the arbitrators or misconduct prejudicing the rights of any party; or (iii) the arbitrators exceeded their powers. Subject to the preceding sentence, neither party may seek judicial review of the decision of the arbitrators. The arbitrators shall enter an award which shall do justice between the parties and the award shall be supported by written opinion. The parties agree that the federal courts in the State of Iowa, or the state courts of such state, have jurisdiction to hear any matter relating to compelling arbitration or enforcing the judgment of an arbitral panel, and the parties hereby consent to such jurisdiction. Each party hereby waives, to the fullest extent permitted by Law, any objection it may now or hereafter have to the laying of such venue, or any claim that a proceeding has been brought in an inconvenient forum. In addition, the Ceding Company and the Reinsurer hereby consent to service of process out of such courts at the addresses set forth in Section 19.05.
(f)Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The parties will jointly bear the expense of the third arbitrator.
(g)Waiver of Trial by Jury. THE REINSURER AND THE CEDING COMPANY HEREBY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT.
ARTICLE XVI

INSOLVENCY
Section 16.01. Insolvency.
(a)A party to this Agreement will be deemed “insolvent” when it:
(i)applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (the “Authorized Representative”) of its properties or assets;
(ii)is adjudicated as bankrupt or insolvent;
(iii)files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, rehabilitation, conservation or similar Law or statute; or

(iv)becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.
(b)In the event of the insolvency of either party, the rights or remedies of this Agreement will remain in full force and effect.
Section 16.02. Insolvency of the Ceding Company. In the event of the insolvency, liquidation or rehabilitation of the Ceding Company or the appointment of a liquidator, receiver or statutory successor of the Ceding Company, the reinsurance coverage provided hereunder shall be payable by the Reinsurer directly to the Ceding Company or to its liquidator, receiver or statutory successor, on the basis of the liability of the Ceding Company for the Reinsured Liabilities without diminution because of such insolvency, liquidation, rehabilitation or appointment or because such liquidator, receiver or statutory successor has failed to pay any claims or any portion thereof. In any such event, the reinsurance being provided hereunder shall be payable immediately upon demand, with reasonable provision for verification, on the basis of claims allowed against the Ceding Company by any court of competent jurisdiction or by any liquidator, receiver or statutory successor. In any such event, the liquidator, receiver or statutory successor of the Ceding Company shall give written notice to the Reinsurer of the pendency of each claim against the Ceding Company with respect to such Reinsured Liabilities within a reasonable time after each such claim is filed in the insolvency, liquidation or rehabilitation proceeding. During the pendency of any such claims, the Reinsurer may, at its own expense, investigate such claim and interpose in the proceeding in which such claim is to be adjudicated any defense or defenses that the Reinsurer may reasonably deem available to the Ceding Company or its liquidator, receiver or statutory successor. For the avoidance of doubt, the Reinsurer will be liable only for benefits reinsured as benefits become due under the terms of the Reinsured Policies and will not be or become liable for any amounts or reserves to be held by the Ceding Company as to the Reinsured Policies or for any damages or payments resulting from the termination or restructuring of the Reinsured Policies, in each case, that are not otherwise expressly covered by this Agreement.
ARTICLE XVII

TAXES
Section 17.01. Taxes. No taxes, allowances or other expenses will be paid by the Reinsurer to the Ceding Company with respect to any Reinsured Policy, except as specifically referred to in this Agreement.
Section 17.02. Premium Tax. The Reinsurer shall reimburse the Ceding Company for any premium tax (“Premium Tax”) paid by the Ceding Company on or after the Original Effective Date in connection with any Reinsurance Premiums, which reimbursement will reflect any credit received by the Ceding Company resulting from any Guaranty Fund Assessments paid by the Reinsurer. Such Premium Taxes shall be payable in accordance with Section 9.02.
Section 17.03. DAC Tax Election. At the request of the Reinsurer, the Ceding Company and the Reinsurer shall make an election under Treasury Regulations Section 1.848-2(g)(8), pursuant to which the party with the net positive consideration, as defined in the regulations promulgated under Section 848 of the Code, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code. The Reinsurer shall provide the Ceding Company with evidence reasonably satisfactory to the Ceding Company that such an election can be made. The election shall be made by executing an addendum in the form attached hereto (the “DAC Election Addendum”). If the DAC Election Addendum is executed by the parties hereto, then the DAC Election Addendum shall be deemed to be incorporated into the body of this Agreement as of the Original Effective Date.
Section 17.04. Other Taxes. In the event that any excise tax is due with respect to any Reinsurance Premiums due from the Ceding Company to the Reinsurer under this Agreement, the Ceding Company shall pay the entire amount of such excise tax. The Reinsurer shall reimburse the Ceding Company for any such excise tax paid by the Ceding Company in accordance with Section 9.02. Upon reasonable request, the Reinsurer shall provide the Ceding Company with any documentary evidence reasonably requested by the Ceding Company to determine whether any such tax is required to be paid.
ARTICLE XVIII

REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 18.01. Representations and Warranties of the Ceding Company. The Ceding Company hereby represents and warrants to the Reinsurer as follows:
(a)Organization and Qualification. The Ceding Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Iowa and has all requisite corporate power and authority to operate its business as now conducted, and is duly qualified as a foreign corporation to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to be so qualified or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement.
(b)Authorization. The Ceding Company has all requisite corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under, this Agreement. The execution and delivery by the Ceding Company of this Agreement, and the consummation by the Ceding Company of the transactions contemplated by, and the performance by the Ceding Company of its obligations under, this Agreement have been duly authorized by all requisite corporate action on the part of the Ceding Company. This Agreement has been duly executed and delivered by the Ceding Company, and (assuming due authorization, execution and delivery by the Reinsurer) this Agreement constitutes the legal, valid and binding obligation of the Ceding Company, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws relating to or affecting creditors’ rights generally.
(c)No Conflict. The execution, delivery and performance by the Ceding Company of, and the consummation by the Ceding Company of the transactions contemplated by, this Agreement do not and will not (i) violate or conflict with the organizational documents of the Ceding Company, (ii) conflict with or violate any Law applicable to, or any permit or license issued by any Governmental Authority to, the Ceding Company or by which it or its properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, any agreement, lease, note, bond, loan or credit agreement, mortgage, indenture or other instrument, obligation or contract of any kind to which the Ceding Company or any of its subsidiaries is a party or by which the Ceding Company or any of its subsidiaries or any of their respective properties or assets is bound or affected, except, in the case of clause (iii), any such conflicts, violations, breaches, loss of contractual benefits, defaults or rights that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement.
(d)Governmental Licenses. The Ceding Company has all licenses, certificates of authority or other similar certificates, registrations, franchises, permits, approvals or other similar authorizations issued by Governmental Authorities (collectively, “Permits”) necessary to conduct its business as currently conducted, except in such cases where the failure to have a Permit has not had and would not reasonably be expected to have a material adverse effect with respect to the Ceding Company. All Permits that are material to the conduct of the Ceding Company’s business are valid and in full force and effect.
Section 18.02. Covenants of the Ceding Company.
(a)Investigations. To the extent permitted by applicable Law, the Ceding Company will notify the Reinsurer immediately, in writing, of any and all investigations of the Ceding Company conducted by any Governmental Authority commencing after the Original Effective Date, other than routine state insurance department examinations.
(b)Statutory Accounting Principles. The Ceding Company will prepare its financial statements as required by, and in accordance with, SAP.
(c)Conduct of Business. The Ceding Company will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, privileges and franchises material to the conduct of its business.
(d)Compliance with Law. The Ceding Company will comply with all Laws applicable to, and all permits and licenses issued by any Governmental Authority to, the Ceding Company or by which it or its properties or assets is bound or subject, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement.
(e)Governmental Notices. The Ceding Company shall provide the Reinsurer, within five (5) Business Days after receipt thereof, copies of any written notice or report from any Governmental Authority with respect to the business reinsured under this Agreement and a written summary of any material oral communication with any Governmental Authority with respect to the business reinsured under this Agreement.
(f)Third Party Reinsurance Agreements. The Ceding Company shall provide the Reinsurer with reasonable prior written notice before entering into any amendment, or agreeing to any material modification, with respect to any Third Party Reinsurance Agreement.
(g)Other Settlements. The Ceding Company shall make timely settlements of its retained share of any premiums and liabilities associated with the Index-Linked Deferred Annuity Policies in accordance with the Plan of Operations.
Section 18.03. Representations and Warranties of the Reinsurer. The Reinsurer hereby represents and warrants to the Ceding Company as follows:
(a)Organization and Qualification. The Reinsurer is a Bermuda Class E insurer under the Insurance Act 1978 duly established, validly existing and in good standing under the Laws of Bermuda and has all requisite corporate power and authority to operate its business as conducted as of the date hereof, except for such failures to be so established, validly existing, and in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.
(b)Authorization. The Reinsurer has all requisite corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under, this Agreement. The execution and delivery by the Reinsurer of this Agreement, and the consummation by the Reinsurer of the transactions contemplated by, and the performance by the Reinsurer of its obligations under, this Agreement have been duly authorized by all requisite corporate action on the part of the Reinsurer. This Agreement has been duly executed and delivered by the Reinsurer, and (assuming due authorization, execution and delivery by the Ceding Company) this Agreement constitutes the legal, valid and binding obligation of the Reinsurer, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws relating to or affecting creditors’ rights generally.
(c)No Conflict. The execution, delivery and performance by the Reinsurer of, and the consummation by the Reinsurer of the transactions contemplated by, this Agreement do not and will not (i) violate or conflict with the organizational documents of the Reinsurer, (ii) conflict with or violate any Law applicable to, or any permit or license issued by any Governmental Authority to, the Reinsurer or by which it or its properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, any agreement, lease, note, bond, loan or credit agreement, mortgage, indenture or other instrument, obligation or contract of any kind to which the Reinsurer or any of its subsidiaries is a party or by which the Reinsurer or any of its subsidiaries or any of their respective properties or assets is bound or affected, except, in the case of clause (iii), any such conflicts, violations, breaches, loss of contractual benefits, defaults or rights that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.
(d)Governmental Licenses. The Reinsurer has all Permits necessary to conduct its business as currently conducted, except in such cases where the failure to have a Permit has not had and would not reasonably be expected to have a material adverse effect with respect to the Reinsurer. All Permits that are material to the conduct of the Reinsurer’s business are valid and in full force and effect. The Reinsurer is not subject to any pending Action or, to the knowledge of the Reinsurer, any threatened Action that seeks the revocation, suspension, termination, modification or impairment of any Permit that, if successful, would reasonably be expected to have, or with the passage of time become, a material adverse effect with respect to the Reinsurer.
Section 18.04. Covenants of the Reinsurer.
(a)Conduct of Business. The Reinsurer will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, privileges and franchises material to the conduct of its business.
(b)Compliance with Law. The Reinsurer will comply with all Laws applicable to, and all permits and licenses issued by any Governmental Authority to, the Reinsurer or by which it or its properties or assets is bound or subject, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.

ARTICLE XIX

MISCELLANEOUS
Section 19.01. Currency. All payments due under this Agreement will be made in U.S. Dollars.
Section 19.02. Right of Setoff and Recoupment.
(a)Each of the Ceding Company and the Reinsurer shall have, and may exercise at any time and from time to time, the right to setoff or recoup any undisputed balance or balances, whether on account of Reinsurance Premiums, allowances, credits, Reinsured Liabilities or otherwise, due from one party to the other under this Agreement and may setoff or recoup such balance or balances against any balance or balances due to the former from the latter under this Agreement.
(b)The parties’ setoff rights may be enforced notwithstanding any other provision of this Agreement including, without limitation, the provisions of Article XVI.
Section 19.03. No Third-Party Beneficiaries. This Agreement is an indemnity reinsurance agreement solely between the Ceding Company and the Reinsurer. The acceptance of risks under this Agreement by the Reinsurer will create no right or legal relation between the Reinsurer and the insured, owner, beneficiary or assignee of any insurance policy of the Ceding Company. In addition, nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third party to any party to this Agreement.
Section 19.04. Amendment. This Agreement may not be changed or modified or in any way amended except by a written instrument duly executed by the proper officers of both parties to this Agreement, and any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and duly executed by the proper officers of both parties to this Agreement. Prior written approval of the Iowa Insurance Division is required for any amendment to this Agreement.
Section 19.05. Notices. All demands, notices, reports and other communications provided for herein shall be delivered by the following means: (a) hand-delivery; (b) overnight courier service (e.g., FedEx, Airborne Express or DHL); (c) registered or certified U.S. mail, postage prepaid and return receipt requested; or (d) facsimile transmission or e-mail. All such demands, notices, reports and other communications shall be delivered to the parties as follows:
if to the Ceding Company:
Athene Annuity and Life Company
7700 Mills Civic Parkway
West Des Moines, Iowa 50266
Telephone: (515) 342-3160
Attention: Chris Jefferson
Email: cjefferson@athene.com
if to the Reinsurer:

Athene Annuity Re Ltd.

Chesney House, 96 Pitts Bay Road
Pembroke HM 08, Bermuda
Telephone: (441) 279-8410
Attention: Chief Executive Officer; General Counsel
Email: legalbda@athene.bm

Either party hereto may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this Section 19.05.
If either party hereto becomes aware of any change in applicable Law restricting the transmission of notices or other information in accordance with the foregoing, such party shall notify the other party hereto of such change in Law and such resulting restriction.
Section 19.06. Consent to Jurisdiction. Subject to the terms and conditions of Article XV, the Reinsurer agrees that in the event of the failure of the Reinsurer to perform its obligations under the terms of this Agreement, the Reinsurer, at the request of the Ceding Company, shall (a) submit to the jurisdiction of any court of competent jurisdiction in any state of the United States, (b) comply with all requirements necessary to give such court jurisdiction, and (c) abide by the final decision of such court or of any appellate court in the event of an appeal. This Section 19.06 is not intended to conflict with or override Article XV.
Section 19.07. Service of Process. The Reinsurer hereby designates the Commissioner of the Iowa Insurance Division as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company. A copy of any such process shall be delivered to the Reinsurer in accordance with Section 19.05. This Section 19.07 is not intended to conflict with or override Article XV.
Section 19.08. Inspection of Records.
(a)Upon giving at least five (5) Business Days’ prior written notice, the Reinsurer, or its duly authorized representatives, will have the right to audit, examine and copy, during regular business hours, at the home office of the Ceding Company, any and all books, records, statements, correspondence, reports and other documents that relate to the Reinsured Policies, the Hedges, the Separate Accounts, the assets held in the Modco Sub-Accounts or this Agreement, subject to the confidentiality provisions contained in this Agreement. In the event the Reinsurer exercises its inspection rights, the Ceding Company must provide a reasonable work space for such audit, examination or copying, cooperate fully and faithfully, and produce any and all materials reasonably requested to be produced, subject to confidentiality provisions contained in this Agreement. The expenses related to any two (2) such inspections in any calendar year shall be borne by the Ceding Company; provided, that if any breach of this Agreement by the Ceding Company has occurred, the expenses relating to all such inspections shall be borne by the Ceding Company.
(b)The Reinsurer’s right of access as specified above will survive until all of the Reinsurer’s obligations under this Agreement have terminated or been fully discharged.
Section 19.09. Confidentiality.
(a)The parties will keep confidential and not disclose or make competitive use of any shared Proprietary Information unless:

(i)The information becomes publicly available or is obtained other than through unauthorized disclosure by the party seeking to disclose or use such information;
(ii)The information is independently developed by the recipient; or
(iii)The disclosure is required by applicable Law; provided, that, if applicable, the party required to make such disclosure will allow the other party to seek an appropriate protective order.
(iv)“Proprietary Information” includes, but is not limited to, underwriting manuals and guidelines, applications, contract forms, agent lists and premium rates and allowances of the Reinsurer and the Ceding Company, but shall not include the existence of this Agreement and the identity of the parties. Additionally, Proprietary Information may be shared by either party on a need-to-know basis with its officers, directors, employees, Affiliates, third-party service providers, auditors, consultants or retrocessionaires, or in connection with the dispute process specified in this Agreement.
(b)The Ceding Company shall not provide to the Reinsurer, and the Reinsurer shall have no right to access, any Non-Public Personal Information except to the extent requested by the Reinsurer in writing for purposes of the administration of this Agreement. The Reinsurer and its representatives and service providers will protect the confidentiality and security of any Non-Public Personal Information provided to it hereunder by:
(i)holding all Non-Public Personal Information in strict confidence;
(ii)maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of Non-Public Personal Information; and
(iii)disclosing and using Non-Public Personal Information received under this Agreement for purposes of carrying out the Reinsurer’s obligations under this Agreement, for purposes of retrocession, or as may be required or permitted by Law.
(iv)“Non-Public Personal Information” is personally identifiable medical, financial, and other personal information about proposed, current and former applicants, policy owners, contract holders, insureds, annuitants, claimants, and beneficiaries of Reinsured Policies or contracts issued by the Ceding Company, and their representatives, that is not publicly available. Non-Public Personal Information does not include de-identified personal data, i.e., information that does not identify, or could not reasonably be associated with, an individual.
Section 19.10. Successors. This Agreement will be binding upon the parties hereto and their respective successors and assigns including any Authorized Representative of either party. Neither party may effect any novation or assignment of this Agreement without the prior written consent of the other party (which consent may be given by e-mail) and the Iowa Insurance Division.
Section 19.11. Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement between the parties with respect to the business reinsured hereunder and supersede any and all prior representations, warranties, prior agreements or understandings between the parties pertaining to the subject matter of this Agreement. There are no understandings between the parties other than as expressed in this Agreement and the Exhibits hereto. In the event of any express conflict between this Agreement and the Exhibits hereto, the

Exhibits hereto will control. Nothing in this Agreement shall be construed to amend, modify or change the Original Agreements (including any previous amendments thereto) for any period of time prior to the Second A&R Date.
Section 19.12. Severability. Determination that any provision of this Agreement is invalid or unenforceable will not affect or impair the validity or the enforceability of the remaining provisions of this Agreement.
Section 19.13. Construction. This Agreement will be construed and administered without regard to authorship and without any presumption or rule of construction in favor of either party. This Agreement is between sophisticated parties, each of which has reviewed this Agreement and is fully knowledgeable about its terms and conditions.
Section 19.14. Non-Waiver. Neither the failure nor any delay on the part of the Ceding Company or the Reinsurer to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege shall preclude the further exercise of that right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. No waiver of any right, remedy, power or privilege with respect to any occurrence shall be construed as a waiver of that right, remedy, power or privilege with respect to any other occurrence. No prior transaction or dealing between the parties will establish any custom, usage or precedent waiving or modifying any provision of this Agreement. No waiver shall be effective unless it is in writing and signed by the party granting the waiver.
Section 19.15. Further Assurances. From time to time, as and when requested by a party hereto, the other party hereto shall execute and deliver all such documents and instruments and shall take all actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 19.16. Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Iowa without giving effect to any principles of conflicts of Law thereof that are not mandatorily applicable by Law and would permit or require the application of the Laws of another jurisdiction.
Section 19.17. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. When this Agreement is fully executed by the Ceding Company and the Reinsurer, it will become effective as of the Second A&R Date.
Section 19.18.
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Section 19.19.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the Second A&R Date.

ATHENE ANNUITY AND LIFE COMPANY

By:    /s/ Michael Downing
Name:    Michael Downing
Title:    President & Chief Operating Officer

ATHENE ANNUITY RE LTD.

By:    /s/ Fergus Daly
Name:    Fergus Daly
Title:    Chief Financial Officer

Signature Page
Second Amended and Restated Modco Agreement (Retail Flow Annuity Business)

SCHEDULE I
QUOTA SHARE

The Quota Share with respect to each Reinsured Policy shall be the “Quota Share” listed in the table below under the “Policy Plan Classification” heading applicable to such Reinsured Policy.

Policy Plan Classification	Fixed Indexed Annuities	Unallocated Flexible Premium Group Index-Linked Deferred Annuities	Multi-Year Guarantee Annuity Products	Other Annuities (non-MYGA, non-FIA, non-group ILDAs)
Quota Share for Reinsured Policies issued prior to 1/1/2023	80%	80%	80%	80%
Quota Share for Reinsured Policies issued on or after 1/1/2023	0%	80%	0%	80%

SCHEDULE II

POLICY EXPENSES

[Information Omitted]

SCHEDULE III
ISSUANCE EXPENSES

[Information Omitted]

EXHIBIT A

FORM OF QUARTERLY ACCOUNTING REPORT

[Information Omitted]

Form of DAC Election Addendum
The Ceding Company and the Reinsurer hereby elect and agree under Treasury Regulations Section 1.848-2(g)(8) as follows:
(a)The Ceding Company and the Reinsurer will each attach a schedule to its federal income tax return for the first taxable year ending after the Original Effective Date that identifies this Agreement as a reinsurance agreement for which a joint election under Treasury Regulations Section 1.848-2(g)(8) has been made, and will otherwise file its respective federal income tax returns in a manner consistent with the provisions of Treasury Regulations Section 1.848-2 as in effect on the date this Agreement is executed;
(b)For each taxable year under this Agreement, the party hereto with the net positive consideration, as defined in the regulations promulgated under Section 848 of the Code, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code;
(c)The Ceding Company and the Reinsurer agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Code and applicable Treasury Regulations;
(d)The first tax year for which this election is effective is 2018;
(e)The Reinsurer will submit to the Ceding Company by May 15 each year its calculation of the amount of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement that the Reinsurer will report such amount of net consideration in its tax return for the preceding calendar year;
(f)The Ceding Company may contest such calculation by providing an alternative calculation to the Reinsurer in writing within thirty (30) calendar days of the Ceding Company’s receipt of the Reinsurer’s calculation. If the Ceding Company does not so notify the Reinsurer, the Ceding Company will report the amount of net consideration as determined by the Reinsurer in the Ceding Company’s tax return for the previous calendar year; and
(g)If the Ceding Company contests the Reinsurer’s calculation of the amount of net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) calendar days of the date on which the Ceding Company submits its alternative calculation.
(h)Both the Ceding Company and the Reinsurer are subject to U.S. taxation under Subchapter L of Chapter 1 of the Code. This DAC Election Addendum constitutes an “addendum” to this Agreement within the meaning of Treasury Regulations Section 1.848-2(g)(8)(ii).

IN WITNESS WHEREOF, the parties hereto have caused this DAC Election Addendum to be executed effective as of the Second A&R Date.

ATHENE ANNUITY AND LIFE COMPANY

By:
    Name:
    Title:

ATHENE ANNUITY RE LTD.

By:
    Name:
    Title:

DAC Election Addendum Signature Page